Exhibit 6(b)
                             Muller Data Corporation
                                395 Hudson Street
                          New York, New York 10014-3622


March 19, 1998


Delaware Investment Advisers
One Commerce Square
Philadelphia, Pennsylvania  19103


         Re:      Delaware Investments Tax-Exempt Trust, Series 14 (the "Fund")

Gentlemen:

         We have examined the Registration Statement File No. 333-47871 for the above captioned Fund.

         We hereby acknowledge that Muller Data Corporation is currently acting as the Evaluator for the Fund. We hereby consent to the use in the Registration Statement of the reference to Muller Data Corporation as the Evaluator for the above captioned Fund.

         You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                              Sincerely,

                                              Muller Data Corporation